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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated April 22, 1998 relating to the consolidated financial statements of AKI, Inc. and Subsidiaries, formerly known as Arcade Holding Corporation (the "Predecessor") which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 30, 1997 listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the headings "Experts" in such Prospectus.


PricewaterhouseCoopers LLP
Nashville, Tennessee
August 7, 1998